Exhibit 99.1

LEVI	1155 Battery Street, San Francisco, CA 94111
STRAUSS
& CO.
NEWS

For Immediate Release

Media Contact: Linda Butler	Investor Contact: Eileen VanEss
(415) 501-6070	(415) 501-2477

LEVI STRAUSS & CO. REPORTS THIRD-QUARTER SALES GAIN

The Company Announces Additional Business Initiatives

SAN FRANCISCO (Sept. 10, 2003) – Levi Strauss & Co. (LS&CO.) today reported preliminary third-quarter results, including sales and net income increases, and announced additional initiatives to improve its competitiveness, including bringing products to market faster and more frequently, restructuring its U.S. and European businesses and reducing operating expenses. The company released estimated financial results for its third quarter, ended August 24, 2003, in anticipation of the syndication of a new financing arrangement. Final results for the third quarter will be released on September 30, 2003 and discussed during the company’s investor conference call, which can be accessed through its Web site at www.levistrauss.com at 7 a.m. PDT (10 a.m. EDT).

“On balance, I’m pleased with what we achieved in the third quarter. Our results were consistent with the expectations we laid out at the start of the quarter,” said chief executive officer Phil Marineau. “Importantly, sales and profits were up, fueled by the successful launch of our new Levi Strauss Signature™ brand into 3,000 U.S. Wal-Mart stores. Initial consumer sell-through has been very good. As the summer drew to a close and the important back-to-school season kicked into gear, sell-through at retail for our Levi’s® and Dockers® brands in the United States also accelerated. Additionally, our Asia business turned in another quarter of strong growth. At the same time, our European business continues to be difficult.”

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LS & CO./Add One

September 10, 2003

“We continue to be faced with tough economic environments worldwide and persistent price deflation in the apparel industry. In the United States, it’s been reported to be the worst apparel deflation since the Depression, and it’s not going away,” added Marineau. “We’re addressing the business environment by continuing to streamline our go-to-market process – from product design right through to delivery – to make it even more responsive and efficient. We’re taking complexity and cost out of the entire organization. And we’re putting new financing in place, which will allow us to transform the company faster.”

Third-Quarter Preliminary Results and Guidance

The company estimates third-quarter net sales to be between $1,078 million and $1,085 million, a 6 percent to 7 percent increase over 2002 third-quarter sales of $1,018 million. On a constant-currency basis, net sales are estimated to increase approximately 2 percent to 3 percent for the period.

Operating income for the quarter is expected to be between $95 million and $100 million, versus $96.7 million for the same period a year ago. Net income is anticipated to come in between $24 million and $28 million, versus $13.7 million in the third quarter of 2002, a 75 percent to 104 percent increase. At the end of the third quarter 2003, total debt was estimated to be $2.37 billion compared to $2.31 billion as of May 25, 2003 and $1.85 billion as of the fiscal year ended November 24, 2002.

The company reaffirmed that it expects full-year sales to be essentially flat with 2002, plus or minus 2 percent, on a constant-currency basis. Operating margin, excluding restructuring charges, net of reversals and related expenses, is expected to be in the range of 8 to 10 percent for the year, consistent with previous guidance. Additionally, net debt at the end of 2003 is expected to be up approximately $300 million from year-end 2002, also consistent with previous guidance.

“As we look ahead to next year, we’re not anticipating any significant improvements in the deflationary pressures we’re experiencing at retail. Our preliminary expectations for 2004 are for full-year growth in the low to mid-single digits,” said chief financial officer Bill Chiasson. “We anticipate that our operating margin, excluding restructuring charges, net of reversals and related expenses, will be approximately the same as 2003, with some possible improvement given the cost reductions under way. We expect net debt levels to come down slightly, by no more than $100 million by the end of 2004.”

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LS&CO./Add Two

September 10, 2003

Organizational Changes

“In line with improving our go-to-market process, we are restructuring our U.S. business,” said Marineau. “We expect to have a much more integrated, flexible and leaner organization that delivers consumer-relevant products with greater speed and frequency. As we simplify our business processes and reduce our operating expenses, we expect to eliminate up to 350 salaried positions in the U.S. business this year.

“Additionally, our European business, based in Brussels, recently presented a proposal to the European and appropriate national Employee Councils to improve our competitiveness through a similar restructuring program that streamlines the work and reduces the time it takes to get new products on the shelf,” said Marineau. “If the proposal is confirmed, we would eliminate up to 300 jobs.

“As necessary as these restructuring actions are, it is still painful to see people who have done a tremendous job leave the company,” said Marineau.

Estimated Costs and Savings

Should these proposed organizational changes be executed, the company estimates the total pre-tax restructuring charges and related expenses would be $70 million to $80 million. Most of these costs are expected to be incurred and paid by the end of 2004. Annual savings from these proposed actions and other cost reduction efforts are expected to be between $130 million and $150 million.

Refinancing

The company has appointed Bank of America, N.A. and Banc of America Securities LLC to lead a new $1.15 billion financing arrangement consisting of a $650 million asset-based revolving credit facility, maturing in 2007, and a $500 million senior secured term loan, maturing in 2009. This new financing would replace the company’s existing senior secured credit facility consisting of a $375 million revolver and $365 million term loan, as well as $110 million of debt arranged under an accounts receivables securitization.

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LS&CO./Add three

September 10, 2003

“We believe our new financing arrangement will give us the financial flexibility we need to pursue our restructuring plans as soon as possible,” said Chiasson. “Additionally, we expect this new agreement to provide us with greater liquidity and extended maturity dates, which will improve our debt structure. Due to the difficult environment, we cannot be sure that we will remain in compliance with all of the financial covenants set forth in our existing credit facility, and we believe it is appropriate to seek a temporary waiver that we expect to remain in place until the new financing is finalized.”

Bank of America, Banc of America Securities and LS&CO. are launching the financing this week and expect to complete it within several weeks. Completion is subject to, among other things, negotiation and execution of definitive documents and satisfaction of closing conditions.

Levi Strauss & Co. is one of the world’s leading branded apparel companies, marketing its products in more than 100 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi’s®, Dockers® and Levi Strauss Signature™ brands.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2002, especially in the Risk Factors and Management’s Discussion and Analysis sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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